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Exhibit 11

WILMAR INDUSTRIES, INC.

COMPUTATION OF EARNINGS PER SHARE

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                                                 Three Months        Three Months         Six Months         Six Months
                                                    Ended               Ended               Ended              Ended
                                                 June 27, 1997       June 28, 1996       June 27, 1997      June 28, 1996
---------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                     $     3,578,068     $    2,004,374       $    6,881,629    $    3,629,986

Provision for Income Taxes                           1,331,200            786,000            2,562,900         1,452,000
                                                  -------------       ------------         ------------      ------------

Net Income                                     $     2,246,868     $    1,218,374       $    4,318,729    $    2,177,986
                                                  =============       ============         ============      ============



Weighted Average Shares Outstanding                 13,078,743         10,374,545           13,063,481         9,672,526

Common Stock Equivalents :
   Preferred Stock                                                                                               390,486

Items issued within one year of IPO: (1)
   Common Stock
   Stock Options                                       285,191            286,411              276,098           245,771
                                                  -------------       ------------         ------------      ------------

Total Weighted Average Shares Outstanding           13,363,934         10,660,956           13,339,579        10,308,783
                                                  =============       ============         ============      ============

Net Income Per Share                           $          0.17     $         0.11       $         0.32    $         0.21
                                                  =============       ============         ============      ============
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(1) Common stock issued and stock options granted at prices lower then the assumed initial public offering price within a one year period prior to an initial public offering are included in the calculation (using the treasury stock method and the assumed initial public offering price) as if they were outstanding for all periods presented.



FULLY DILUTED EARNINGS PER SHARE

Fully diluted earnings per share differs from primary earnings per share by less than 3%.